Exhibit 11

Harmon Industries, Inc.
Form 10-Q
Computation of Per Share Earnings
(in thousands, except earnings per share)

	Three Months ended September 30,
	1999	1998
Basic:
Net earnings	$1,093	$2,468

Weighted average shares outstanding	11,272	10,546
Shares representing unearned compensation	(10)	(14)

Total	11,262	10,532

Basic earnings per share	$0.10	$0.23

Diluted:
Net earnings	$1,093	$2,468

Weighted average shares outstanding	11,272	10,546
Shares representing unearned compensation	(10)	(14)
Equivalent shares under option plans	64	134

Total	11,326	10,666

Diluted earnings per share	$0.10	$0.23

	Nine Months ended September 30,
	1999	1998
Basic:
Net earnings	$3,675	$9,882

Weighted average shares outstanding	11,013	10,524
Shares representing unearned compensation	(11)	(12)

Total	11,002	10,512

Basic earnings per share	$0.33	$0.94

Diluted:
Net earnings	$3,675	$9,882

Weighted average shares outstanding	11,013	10,524
Shares representing unearned compensation	(11)	(12)
Equivalent shares under option plans	98	141

Total	11,100	10,653

Diluted earnings per share	$0.33	$0.93